Exhibit 99.1

IDENTIV REPORTS FIRST QUARTER 2016 RESULTS

First Quarter Revenue of $12.5 Million and Adjusted EBITDA of $(3.8) Million

FREMONT, Calif., May 11, 2016 — Identiv, Inc. (NASDAQ: INVE) today announced financial results for its fiscal 2016 first quarter ended March 31, 2016. For the first quarter, total revenues were $12.5 million, GAAP gross profit margin was 42%, and adjusted EBITDA was $(3.8) million.

“We’re pleased to see the comparative and sequential growth in our physical access business, consistent with our focus on our Hirsch customers, the dealer channel, our government customers, and the traction with our physical access partnership with Cisco and its channel partners. Internationally, we’ve also seen solid performance in transponders, however, we’re still working to diversify our customer base in the U.S. This will be further aided by the launch of our UHF product portfolio. The recent determination by a large customer to eventually discontinue a product we sell into affirms our need to diversify our customer base, which we will be pursuing aggressively,” said Steven Humphreys, Identiv CEO. “The restructuring steps taken in the first quarter have been implemented as planned. Although this resulted in restructuring charges and other expenses in the quarter associated with the business re-alignment, we’re tracking to our reduced expense base and aggregate gross margins are showing strength at or above plan. As a result, we are on track to reach our targets, and we confirm our previously communicated guidance for the year.”

“The major personnel and operating infrastructure streamlining we executed in the middle of the quarter could have had a negative business impact. Instead, our experienced and dedicated teams, our committed customers, and our product strength combined to help us reach our revenue target while also aligning our cost base to support our business going forward,” continued Mr. Humphreys. “The revenue achievement is visible already, and we expect the operating expense benefits to stabilize over the course of the next two quarters.”

Financial Highlights Review

•	Revenues for the first quarter of 2016 were $12.5 million compared to $13.1 million in the fourth quarter of 2015 and $14.9 million in the first quarter of fiscal year 2015, reflecting a sequential decline of 5% and a decline of 16% from the first quarter of 2015. The comparative decrease was mainly driven by lower revenues in the Credentials segment, offset by a revenue growth of 9% in the Physical Access Control Systems (PACS) segment.

•	Segments: Physical Access Control Systems segment revenues were driven by an increase in U.S. physical access systems sales, including an increase in Hirsch systems, professional services, and Cisco-related physical access sales. In the Identity segment, the Company saw strong smart card reader sales in the U.S., including to federal government customers. In EMEA, the Company has completed the change of its go-to-market strategy towards a distributor model for these products. Credentials segment revenue was driven by an increase in access card sales, mainly due to the roll-out of a major customer. This was offset by a decrease in transponder sales in the U.S., mainly attributable to lower demand of RFID inlays for an electronic gaming application, only partially offset by revenue growth in libraries, whose broad customer base represents a sustainable and repeatable revenue opportunity.

•	GAAP gross profit margin increased to 42% in the first quarter of fiscal year 2016, compared to 22% in the fourth quarter of fiscal year 2015 and 41% in the first quarter of 2015. The comparative increase mainly reflects the change in product mix, with a higher proportion of sales coming from physical access products and access cards and a smaller proportion of transponder sales. The sequential increase mainly results from inventory reserves taken in the fourth quarter of 2015.

•	GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), and general and administrative costs (G&A), excluding restructuring charges and excluding expenditures related to legal and accounting professional fees associated with non-core business activities, were $9.1 million, compared to $10.4 million in the fourth quarter of fiscal year 2015 and $10.1 million in the first quarter of 2015, reflecting a sequential decrease of 13% and a year over year decrease of 10%. The comparative decrease was primarily driven by a 16% decrease in S&M expenditures predominantly related to a reduction in personnel under the restructuring plan announced in the first quarter and a 9% decrease in G&A, offset by a 5% increase in R&D related expenditures.

•	Non-GAAP operating expenses for the quarter, excluding expenditures related to legal and accounting professional fees associated with non-core business activities were $7.6 million, compared to $8.7 million in the fourth quarter of fiscal year 2015 and $8.4 million in the first quarter of 2015. This reflects a sequential decline of 12% and a year over year decline of 9%, as we work towards our target of less than $6 million quarterly of business-related operating expenses.

•	Non-GAAP adjusted EBITDA was $(3.8) million in the first quarter of 2016, compared to $(6.6) million in the fourth quarter of fiscal year 2015 and $1.9 million in the first quarter of 2015, predominantly reflecting the lower revenue and continued legal and accounting professional fees.

•	GAAP net loss was $(8.9) million, or $(0.83) per share in the first quarter of 2016, compared to $(19.1) million, or $(1.77) per share in the fourth quarter of 2015 and GAAP net loss of $(4.7), or $(0.44) per share in the first quarter of 2015. The first quarter of 2016 included restructuring and severance related costs of $2.7 million, while the fourth quarter of 2015 included restructuring costs of $0.9 million and impairment charges to goodwill of $7.8 million, and the first quarter of 2015 included restructuring costs of $0.2 million.

•	Cash was $9.0 million at March 31, 2016, compared with $16.7 million at December 31, 2015.

Outlook and Guidance

The Company is confirming previously announced guidance for fiscal year 2016 of revenue between $56 million and $60 million and positive adjusted EBITDA in the second half of fiscal year 2016.

Webcast and Conference Call Information

Identiv will hold an audio webcast and conference call to discuss its financial results for the first quarter ended March 31, 2016 on Wednesday, May 11, 2016 after close of market. Identiv will host a conference call and audio webcast to discuss the results at 2:00 PM PT (5:00 PM ET). The webcast and conference call will be open to all interested investors. The audio webcast can be accessed at identiv.com/investors/ir-events. The conference call can be accessed by dialing +1 847-585-4405 or +1 888-771-4371 (toll-free within the U.S.) using confirmation number 42398617. For those unable to join the live webcast, it will be archived following the event for 30 days at identiv.com/investors/ir-events. A replay of the call will also be available for one week and can be accessed by dialing +1 630-652-3042 or +1 888-843-7419 (toll-free within the U.S.) using passcode 42398617#.

About Identiv

Identiv, Inc. is the leading global player in physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE”. For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP operating expenses and adjusted EBITDA. Identiv uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP operating expenses and adjusted EBITDA discussed above will exclude items that are included in GAAP net income (loss) and GAAP operating expenses, and excludes provision (benefit) for income taxes, net (loss) gain attributable to non-controlling interest, interest expense, foreign currency losses (gains), impairment of goodwill, stock-based compensation, amortization and depreciation, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this earnings releases. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding the benefits of the restructuring, expected cost savings, and future operating and financial performance, the timing of any potential benefits from the restructuring, the Company’s beliefs regarding its ability to diversify its customer base, and expectations regarding sales prospects of new products including UHF transponders, is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the actual impact of the restructuring on the Company’s business, the Company’s ability to perform to expected sales and adjusted EBITDA expectations, the level of customer orders, the success of its dealer channels, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net revenue	$12,485	$14,934
Cost of revenue	7,191	8,850

Gross profit	5,294	6,084
Operating expenses:
Research and development	2,085	1,992
Selling and marketing	4,216	4,995
General and administrative	4,577	3,065
Restructuring and severance	2,739	172

Total operating expenses	13,617	10,224

Loss from operations	(8,323)	(4,140)
Non-operating income (expense):
Interest expense, net	(770)	(424)
Foreign currency gain (loss), net	229	(227)

Loss before income taxes and noncontrolling interest	(8,864)	(4,791)
Income tax provision	(59)	(19)

Loss before noncontrolling interest	(8,923)	(4,810)
Less: (Income) loss attributable to noncontrolling interest	(2)	67

Net loss attributable to Identiv, Inc.	$(8,925)	$(4,743)

Basic and diluted net loss per share	$(0.83)	$(0.44)
Weighted average shares used to compute basic and diluted loss per share	10,747	10,694

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$8,955	$16,667
Accounts receivable, net of allowances	8,494	7,915
Inventories	15,177	14,726
Prepaid expenses	1,519	841
Other current assets	707	677

Total current assets	34,852	40,826
Property and equipment, net	3,433	4,218
Intangible assets, net	6,911	7,275
Other assets	927	1,129

Total assets	$46,123	$53,448

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$5,106	$6,280
Current portion - payment obligation	703	681
Current portion - financial liabilities	9,618	—
Deferred revenue	1,371	1,515
Accrued compensation and related benefits	1,788	1,905
Other accrued expenses and liabilities	7,986	5,835

Total current liabilities	26,572	16,216
Long-term payment obligation	4,675	4,878
Long-term financial liabilities	8,180	17,656
Other long-term liabilities	299	508

Total liabilities	39,726	39,258

Total stockholders’ equity	6,397	14,190

Total liabilities and stockholders’ equity	$46,123	$53,448

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended
	March, 31
	2016	2015
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$7,191	$8,850
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(23)	(29)
Amortization and depreciation	(315)	(332)

Total reconciling items included in GAAP cost of revenue	(338)	(361)

Non-GAAP cost of revenue	$6,853	$8,489

Non-GAAP gross profit margin	45%	43%

Reconciliation of GAAP operating expenses and overhead costs
GAAP operating expenses	$13,617	$10,224
Stock-based compensation	(914)	(1,213)
Amortization and depreciation	(581)	(397)
Restructuring and severance	(2,739)	(253)

Total reconciling items included in GAAP operating expenses	(4,234)	(1,863)

Non-GAAP overhead costs	$9,383	$8,361

Reconciliation of GAAP net loss to adjusted EBITDA loss
GAAP net loss attributable to Identiv, Inc.	$(8,925)	$(4,743)
Reconciling items included in GAAP net loss:
Provision for income taxes	59	19
Net income (loss) attributable to noncontrolling interest	2	(67)
Interest expense, net	770	424
Foreign currency (gains) losses, net	(229)	227
Stock-based compensation	937	1,242
Amortization and depreciation	896	729
Restructuring and severance	2,739	253

Total reconciling items included in GAAP net loss	5,174	2,827

Adjusted EBITDA loss	$(3,751)	$(1,916)